As filed with the Securities and Exchange Commission on March 6, 2015

Registration No. 333-148879

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-1

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CORGENIX MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	2835	93-1223466
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11575 Main Street, Suite 400

Denver, Colorado 80020

(303)457-4345

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Douglass T. Simpson

President and Chief Executive Officer

Corgenix Medical Corporation

11575 Main Street

Suite 400

Broomfield, Colorado 80020

Telephone: (303) 457-4345

Fax: (303) 457-4519

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert P. Attai

Husch Blackwell LLP

1700 Lincoln Street, Suite 4700

Denver, Colorado 80203

Telephone: (303) 749-7200

Fax: (303) 749-7272

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

Corgenix Medical Corp (the “Company”) is filing with the Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement on Form SB-2 (File No. 333-148879) (the “Registration Statement”) initially filed with the SEC on January 25, 2008 and declared effective on February 12, 2008, pursuant to which the Company registered for resale 4,232,920 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).

Pursuant to the terms of the Agreement and Plan of Merger, dated as of August 27, 2014 (the “Merger Agreement”), among the Company, Centennial Medical Holdings, Inc. (“Parent”) and Centennial Integrated, Inc., a direct, wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).  In connection therewith, and subject to the terms of the Merger Agreement, at the effective time and as a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, will be cancelled, and each option and warrant to purchase shares of Common Stock will no longer be exercisable for shares of Common Stock.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister any shares of the Company’s Common Stock covered by the Registration Statement which remain unsold as of the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Broomfield, State of Colorado, on March 6, 2015.

CORGENIX MEDICAL CORPORATION

By:	/s/ Douglass T. Simpson
Douglass T. Simpson
President and Chief Executive Officer